Exhibit 99.3

COMPUTER ASSOCIATES

INVESTOR RELATIONS

NEWS RELEASE

CA Elects Cognos Chairman to Its Board of Directors

Ron Zambonini has 35 Years of Experience in Tech Industry

ISLANDIA, N.Y., April 12 /PRNewswire-FirstCall/ — Computer Associates International, Inc. (NYSE: CA), today announced that its Board of Directors has elected Cognos Inc. Chairman Ron Zambonini as a new independent director. His election expands CA’s Board to 12 members.

“Ron is a 35-year veteran of the technology industry and will be an extremely valuable resource to the Board and the Company,” said CA Chairman Lewis S. Ranieri. “His knowledge of the technology and specifically the software sector will be of great benefit to CA as we move the Company forward.”

Zambonini brings a wide range of software experience to CA. During his more than 14-year career at Cognos Inc., he helped transform the company from a specialized business intelligence software tools provider to a global leader in business intelligence and corporate performance management solutions.

He served as CEO for nearly 10 years before retiring from that position in 2004 and assuming the role of chairman of Cognos’ Board of Directors. From 1993 to 1995 he was president and chief operating officer. Prior to that, he held senior positions in Cognos’ research and development operations.

Earlier in his career, Zambonini was vice president of research and development at Cullinet Software, Inc. Prior to that, he was general manager for Applied Development Corporation and also held positions at Warrington Inc. and Comtech Group International.

Zambonini currently serves on the Board of Directors of Reynolds and Reynolds Inc., the world’s largest software company servicing automotive dealerships.

About CA

Computer Associates International, Inc. (NYSE: CA), one of the world’s largest management software companies, delivers software and services across operations, security, storage, life cycle and service management to optimize the performance, reliability and efficiency of enterprise IT environments. Founded in 1976, CA is headquartered in Islandia, N.Y. and serves customers in more than 140 countries. For more information, please visit http://ca.com.

One Computer Associates Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

SOURCE Computer Associates International, Inc. CONTACT: Dan Kaferle, Public Relations, +1-631-342-2111, daniel.kaferle@ca.com, or Olivia Bellingham, Investor Relations, +1-631-342-4687, olivia.bellingham@ca.com, both of Computer Associates International, Inc.